Exhibit 11.1

                                        Power Spectra, Inc.

                                   Computation of Loss Per Share

                                                         1996            1995            1994
                                                     ------------    ------------    ------------
Net loss                                             ($ 3,788,299)   ($ 2,562,230)   ($ 1,112,507)
Less: accrual of preferred dividends                      195,453         189,195         104,400
                                                     ------------    ------------    ------------
Net loss appplicable to common shares                ($ 3,983,752)   ($ 2,751,425)   ($ 1,216,907)
                                                     ============    ============    ============
Loss per conmon share                                ($      0.26)   ($      0.25)   ($      0.12)
                                                     ============    ============    ============
Weighted average shares of common stock
     outstanding                                       15,622,268      11,181,541      10,014,163
Common stock equivalent shares from stock options
using the treasury stock method                              --              --              --
                                                     ------------    ------------    ------------
Number of shares used in the per share computation     15,622,268      11,181,541      10,014,163
                                                     ============    ============    ============
